                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            THE NEIMAN MARCUS GROUP
                (Name of Registrant as Specified In Its Charter)

                                 ERIC P. GELLER
                         The Neiman Marcus Group, Inc.
                               27 Boylston Street
                            Chestnut Hill, MA 02167
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[LOGO]                                             The Neiman Marcus Group, Inc.

                                                   27 Boylston Street
                                                   P.O. Box 9187
                                                   Chestnut Hill, MA 02167
                                                   (617) 232-0760


                                                               December 10, 1996

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 17, 1997

     The Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, January 17, 1997, AT THE FIRST NATIONAL BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS, for the following purposes:

          1. To elect two Class III directors in accordance with the By-Laws of the Company.

          2. To consider and act on a proposal to approve the Company's 1997 Incentive Plan.

          3. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

          4. To consider and act on a proposal submitted by a stockholder of the Company concerning compensation disclosure.

          5. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.


                                            By Order of the Board of Directors



                                                      ERIC P. GELLER
                                                        Secretary


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

[LOGO]                                             The Neiman Marcus Group, Inc.

                                                   27 Boylston Street
                                                   P.O. Box 9187
                                                   Chestnut Hill, MA 02167
                                                   (617) 232-0760



                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 17, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Neiman Marcus Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, January 17, 1997, at THE FIRST NATIONAL BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein, FOR the proposal to approve the Company's 1997 Incentive Plan, FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year and AGAINST the proposal submitted by a stockholder concerning compensation disclosure. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about December 10, 1996.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on December 6, 1996 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the close of business on December 6, 1996 there were 49,871,309 shares of Common Stock outstanding and entitled to vote at the meeting. At the meeting, each share of Common Stock is entitled to one vote. AS OF THE RECORD DATE, HARCOURT GENERAL, INC. ("HARCOURT GENERAL") OWNED 26,429,502 SHARES OF COMMON STOCK, REPRESENTING APPROXIMATELY 53.0% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY.

     Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of December 6, 1996 with respect to the beneficial ownership of the Common Stock of the Company by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer named in the Summary Compensation Table; (iii) each director and nominee for director of the Company; and (iv) all current directors and executive officers of the Company as a group.


                             NAME OF                      NUMBER OF        PERCENT OF
                        BENEFICIAL OWNER               SHARES OWNED(1)    COMMON STOCK
                        ----------------               ---------------    ------------
          Harcourt General, Inc.(2)....................    26,429,502         53.0%
            27 Boylston Street
            Chestnut Hill, MA 02167

          Gabelli Funds, Inc.(3).......................     5,391,800         10.8%
            One Corporate Center
            Rye, NY 10580

          Burton M. Tansky(4)..........................        70,900           *
          Gerald A. Sampson(5).........................        29,106           *
          Stephen Elkin(6).............................        77,559           *
          Dawn Mello(7)................................         8,000           *
          Bernie Feiwus(8).............................        29,784           *
          Matina S. Horner.............................            --           --
          Walter J. Salmon.............................         8,942           *
          Vincent M. O'Reilly..........................            --           --
          Jean Head Sisco..............................         1,134           *
          Richard A. Smith(9)..........................            --           --
          Robert J. Tarr, Jr.(9).......................            --           --
          All current executive officers and directors
            as a group (19 persons)(10)................       225,425           *

---------------

* Less than 1%.

 (1) Unless otherwise indicated in the following footnotes, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

 (2) Richard A. Smith, Chairman of the Board of Directors of the Company and of Harcourt General, his sister, Nancy L. Marks, and certain members of their families may be regarded as controlling persons of Harcourt General, and therefore of the Company. The shares of Harcourt General Class B Stock and Harcourt General Common Stock beneficially owned by or for the benefit of the Smith family constitute approximately 28% of the aggregate number of outstanding equity securities of Harcourt General. Each share of Harcourt General voting stock is entitled to one vote on all matters submitted to Harcourt General's stockholders, except that each share of the Harcourt General Class B Stock (virtually all of which is owned by the Smith family) is entitled to ten votes on the election of directors at any Harcourt General stockholders' meeting under certain circumstances. Accordingly, as to any elections in which the Harcourt General Class B Stock would carry ten votes per share at a Harcourt General stockholders' meeting, the Smith family would have approximately 80% of the combined voting power of the Harcourt General voting securities.


     Under the definition of "beneficial ownership" in Rule 13d-3 of the Rules and Regulations promulgated under the Securities Exchange Act of 1934, the Smith family and the members of Harcourt General's Board of Directors may be deemed to be the beneficial owners of the securities of the Company beneficially owned by Harcourt General in that they may be deemed to share with Harcourt General the power to direct the voting and/or disposition of such securities. However, this information should not be deemed to constitute an admission that any such person or group of persons is the beneficial owner of such securities.

 (3) The information reported is based on a Schedule 13D dated July 10, 1995 filed with the Securities and Exchange Commission (the "Commission") by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). The Gabelli Affiliates have sole voting power with respect to 5,115,900 shares and sole dispositive power with respect to all of the shares shown in the table.

 (4) Includes 60,900 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 6, 1996. Also includes 8,000 shares of restricted stock over which Mr. Tansky has voting but not dispositive power.

 (5) Includes 8,400 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 6, 1996. Also includes 3,000 shares of restricted stock over which Mr. Sampson has voting but not dispositive power.

 (6) Includes 54,350 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 6, 1996. Also includes 6,000 shares of restricted stock over which Mr. Elkin has voting but not dispositive power.

 (7) Includes 4,500 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 6, 1996. Also includes 2,800 shares of restricted stock over which Ms. Mello has voting but not dispositive power.

 (8) Includes 6,500 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 6, 1996. Also includes 4,000 shares of restricted stock over which Mr. Feiwus has voting but not dispositive power.

 (9) The members of the Board of Directors of Harcourt General, including Messrs. Smith and Tarr, may be deemed to be the beneficial owners of the securities of the Company owned by Harcourt General. However, this information should not be deemed to be an admission that any such person or group is the beneficial owner of such securities.

(10) Excludes the beneficial ownership of securities of the Company which may be deemed to be attributed to Messrs. Smith and Tarr (see Notes 2 and 9 above). Includes 134,650 shares of Common Stock which are subject to outstanding options exercisable within 60 days of December 6, 1996. Also includes 23,800 shares of restricted stock over which individuals in the group have voting but not dispositive power.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years.

     Two Class III directors are to be elected for a three year term at the Annual Meeting. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Mrs. Sisco is currently a member of the Board of Directors. Mr. O'Reilly is a nominee for the first time. The Company has no reason to believe that the listed nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. A plurality of the votes cast at the Annual Meeting is required to elect each director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and, therefore, will not be counted in calculating a plurality. HARCOURT GENERAL WILL BE VOTING ITS COMMON STOCK, REPRESENTING APPROXIMATELY 53.0% OF THE VOTING POWER OF THE COMPANY, FOR THE ELECTION OF THE NOMINEES SET FORTH BELOW.

           NOMINEES FOR TERMS EXPIRING IN 2000 (CLASS III DIRECTORS)

JEAN HEAD SISCO, age 71, Director since 1987

     Partner in Sisco Associates, international management consultants; Director of Textron, Inc., Santa Fe Pacific Gold Corp., Washington Mutual Investors Fund, Chiquita Brands International, Inc., The American Funds Tax-Exempt Series I and K-Tron International, Inc.

VINCENT M. O'REILLY, age 59, Nominee for Director

     Executive Vice Chairman of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") since October 1994, Chief Operating Officer or Deputy Chairman of Coopers & Lybrand from 1988 to October 1994; Member of the Executive Committee of Coopers & Lybrand since 1985; Member of the SEC Practice Section Executive Committee of the American Institute of Certified Public Accountants since 1990 and Member of the Financial Accounting Standards Advisory Council of the Financial Accounting Foundation from 1992 to 1994; Chairman from 1986 to 1994 and Vice Chairman since 1995 of the Dana-Farber Cancer Institute.

            DIRECTORS WHOSE TERMS EXPIRE IN 1998 (CLASS I DIRECTORS)

RICHARD A. SMITH, age 72, Director since 1987

     Chairman of the Board of the Company and of Harcourt General; Chairman of the Board, President (until November 1, 1995) and Chief Executive Officer of GC Companies, Inc. since December 1993; Director of Harcourt General, GC Companies, Inc., Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Financial Companies, Inc., Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Smith is the father of Robert
A. Smith, Group Vice President of the Company and a director of Harcourt
General.

ROBERT J. TARR, JR., age 53, Director since 1987

     President, Chief Executive Officer and Chief Operating Officer of the Company and of Harcourt General; Director of Harcourt General, Open Market, Inc. and John Hancock Mutual Life Insurance Company.

           DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS II DIRECTORS)

MATINA S. HORNER, PH.D., age 57, Director since 1993

     Executive Vice President of the Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF) and President Emerita of Radcliffe College since 1989; President of Radcliffe College for 17 years prior thereto; Director of Boston Edison Company.

WALTER J. SALMON, age 66, Director since 1987

     Stanley Roth, Sr. Professor of Retailing, Graduate School of Business Administration, Harvard University; Director of Hannaford Bros. Co., The Quaker Oats Company, Circuit City Stores, Inc., Luby's Cafeterias, Inc. and Harrah's Entertainment, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended August 3, 1996, the Board of Directors held three meetings and acted by unanimous written consent on two other occasions. During fiscal 1996, each director of the Company attended at least 75% of the aggregate number of Board meetings and meetings held by committees of which he or she is a member. The Board of Directors has designated five principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members. It is anticipated that Mr. O'Reilly will serve as a member of the Company's Audit, Special Review, Compensation and Nominating Committees upon his election as a Class III Director.

     Audit Committee. The members of the Audit Committee, which met three times during fiscal 1996, are Mrs. Sisco (Chairman), Dr. Horner and Mr. Salmon. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Special Review Committee. The members of the Special Review Committee are Mr. Salmon (Chairman), Dr. Horner and Mrs. Sisco. The Special Review Committee met once during fiscal 1996. A continuing function of the Special Review Committee is to give consideration to those matters requiring the approval of an "Independent Committee" under the terms of the Intercompany Services Agreement between the Company and Harcourt General, including the consideration of the fees charged to the Company by Harcourt General pursuant to the Intercompany Services Agreement. For information regarding the Intercompany Services Agreement, see Note 1 to the Summary Compensation Table.

     In October 1996 the Company completed a public offering of 8 million shares of Common Stock and agreed to use the net proceeds therefrom (approximately $267 million), together with borrowings and Common Stock, to repurchase all of the issued and outstanding shares of the Company's Preferred Stock from Harcourt General. In connection with such repurchase, the Special Review Committee met once in August 1996 and twice in September 1996 to consider and negotiate a proposal, made by Harcourt General, to repurchase all of the issued and outstanding shares of Preferred Stock of the Company. The Special Review Committee relied upon the advice of an independent investment banking firm and independent legal counsel in connection with such repurchase. The public offering was completed on October 17, 1996, and the repurchase by the Company of its Preferred Stock from Harcourt General occurred on November 12, 1996.

     Compensation Committee. The members of the Compensation Committee, which met once during fiscal 1996, are Mr. Salmon (Chairman), Dr. Horner and Mrs. Sisco. The functions of the Compensation Committee are to review or determine salaries, benefits and other compensation for officers and key employees of the Company and its subsidiaries and to administer the Company's stock incentive plans.

     Nominating Committee. All of the directors of the Company serve on the Nominating Committee, which met once during fiscal 1996. Mrs. Sisco is the Chairman of the Nominating Committee. The functions of the Nominating Committee are to nominate directors, make recommendations concerning the structure and membership of the various committees of the Board of Directors, consider questions of management, organization and succession and to act on such other matters as from time to time may be requested by the Board of Directors. In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions for candidates by stockholders must be made in writing and received by the Company, c/o Secretary, P.O. Box 9187, Chestnut Hill, Massachusetts 02167 no later than October 20, 1997 (see "Deadline for Submission of 1998 Stockholder Proposals and Nominations"). Such writing must set forth (i) the name and address of the stockholder who intends to make the nomination and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person named, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (iv) the consent of each proposed nominee to serve as a director of the Company if so elected and (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

     Executive Committee. The members of the Executive Committee, which did not act during fiscal 1996, are Messrs. Smith (Chairman), Salmon and Tarr. The By-Laws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend, (b) amending the Restated Certificate of Incorporation or the By-Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters which must be dealt with prior to the next scheduled Board of Directors meeting and which are not sufficiently important to require action by the full Board of Directors.

DIRECTORS COMPENSATION

     Directors who are not affiliated with the Company or Harcourt General each receive an annual retainer of $20,000 and a fee of $1,500 per Board of Directors meeting attended, plus travel and incidental expenses (an aggregate of $3,348 in fiscal 1996) incurred in attending meetings and carrying out their duties as directors. They also receive a fee of $500 (the Chairmen receive $1,000) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he or she receives one-half of the fee that would otherwise be payable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1996.

EXECUTIVE COMPENSATION

                         SUMMARY COMPENSATION TABLE(1)

      The following table provides information on the compensation provided by the Company during fiscal 1996, 1995 and 1994 to the Company's Chief Executive
Officer and the five most highly paid executive officers of the Company during fiscal 1996.


                                                                                   LONG-TERM
                                                                                COMPENSATION(2)
                                                                             ---------------------
                                                                                    AWARDS
                                             ANNUAL COMPENSATION             ---------------------
                                    -------------------------------------    RESTRICTED
                                                            OTHER ANNUAL       STOCK                   ALL OTHER
NAME AND                  FISCAL     SALARY      BONUS      COMPENSATION       AWARDS      OPTIONS    COMPENSATION
PRINCIPAL POSITION         YEAR       ($)        ($)(3)        ($)(4)          ($)(5)        (#)         ($)(6)
------------------------  ------    --------    --------    -------------    ----------    -------    ------------
R. J. Tarr, Jr.(1)         1996        --          --             --             --         --             --
President, Chief           1995        --          --             --             --         --             --
Executive Officer and      1994        --          --             --             --         --             --
Chief Operating Officer

B. Tansky                  1996     $650,000    $292,500          --          $153,750      --           $16,866
Chairman and Chief         1995     $600,000    $230,640       $160,339          --        25,000        $14,560
Executive Officer of       1994     $543,750    $122,640          --             --        21,500        $10,647
Neiman Marcus Stores

G. Sampson                 1996     $475,000    $190,000          --             --        12,000        $12,854
President and Chief        1995     $450,000    $150,480          --          $ 71,875      --           $12,687
Operating Officer of       1994     $431,250    $172,500          --             --        10,000        $ 6,421
Neiman Marcus Stores

S. Elkin                   1996     $480,000       --             --          $115,313      --           $17,170
Chairman and Chief         1995     $450,000    $ 22,500          --             --        20,000        $15,812
Executive Officer of       1994     $391,875    $ 65,262          --             --        10,000        $ 9,650
Bergdorf Goodman

D. Mello(7)                1996     $350,000    $ 67,900          --          $ 53,813      --           $ 8,496
President of               1995     $325,000    $ 50,000          --             --        15,000        $ 2,418
Bergdorf Goodman           1994     $ 50,416    $ 28,438          --             --         --           $   612

B. Feiwus                  1996     $325,000    $135,000          --          $ 76,875     10,000        $10,026
President and Chief        1995     $300,000       --             --             --        10,000        $ 7,314
Executive Officer of NM    1994     $275,000    $ 88,000          --             --         7,500        $ 5,883
Direct

---------------
(1) Under the terms of an Intercompany Services Agreement, Harcourt General provides certain management, accounting, financial, legal, tax, personnel and other corporate services to the Company, including the services of certain senior officers of Harcourt General who are also senior officers of the Company, in consideration of a fee based on Harcourt General's direct and indirect costs of providing the corporate services. The level of services and fees are subject to the approval of the Special Review Committee of the Board of Directors of the Company, which consists solely of directors who are independent of Harcourt General. During fiscal 1996, 1995 and 1994, the

    Company paid or accrued approximately $6.9 million, $6.5 million and $6.9 million, respectively, to Harcourt General for all of its services under the Intercompany Services Agreement. With the exception of Mr. Tarr, the senior officers of Harcourt General, who derive all of their compensation directly from Harcourt General, are not included in this table. Mr. Tarr is also the President and Chief Executive Officer of Harcourt General. All of Mr. Tarr's cash and non-cash compensation is paid by Harcourt General pursuant to Mr. Tarr's employment agreement with Harcourt General. Of the amounts paid by the Company to Harcourt General under the Intercompany Services Agreement for fiscal 1996, 1995 and 1994, approximately $2.3 million, $2.4 million and $2.3 million, respectively, were attributable to Mr. Tarr's services. These amounts include costs related to Mr. Tarr's base compensation, bonuses, benefits and amounts necessary to fund his retirement benefits, all of which are direct obligations of Harcourt General.

(2) The Company does not have a long-term compensation program that includes long-term incentive payouts. No stock appreciation rights were granted to any of the named executive officers during the years reported in the table. During fiscal 1996, certain named executive officers surrendered vested options to purchase shares of Common Stock in consideration of payments from the Company representing the difference between the closing price of the Common Stock on the New York Stock Exchange on the respective dates on which the options were surrendered and the various option exercise prices. For additional information concerning these transactions, see "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values," below.

(3) Bonus payments are reported with respect to the year in which the related services were performed.

(4) No disclosure regarding items included in this category is required unless the amounts in any year for any named executive officer exceed the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer. Of the $160,339 reported with respect to Mr. Tansky in this column for fiscal 1995, $140,236 was attributable to relocation-related reimbursements paid by the Company in fiscal 1995 in connection with his position as Chairman and Chief Executive Officer of Neiman Marcus Stores (Mr. Tansky previously was Chairman and Chief Executive Officer of Bergdorf Goodman).

(5) Calculated by multiplying the closing price of the Common Stock on the New York Stock Exchange on the date of grant by the number of shares awarded. Twenty percent of an award of restricted Common Stock are freed from the restrictions on transfer each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares. In the event of termination of employment for any reason, other than death or permanent disability, restricted shares are forfeited by the holders and revert to the Company. At the end of fiscal 1996, the named executive officers' restricted stock holdings and market values (based on the New York Stock Exchange closing price of $27.375 for the Common Stock at fiscal year end) were as follows:
    Mr. Tansky -- 10,000 shares ($273,750); Mr. Sampson -- 4,000 shares ($109,500); Mr. Elkin -- 8,500 shares ($232,688); Ms. Mello -- 3,500 shares
    ($95,813) and Mr. Feiwus -- 5,400 shares ($147,825). The restricted shares held by Mr. Tansky and Ms. Mello were granted in fiscal 1996, the restricted shares held by Mr. Sampson were granted in fiscal 1995, and the restricted shares held by Messrs. Elkin and Feiwus were granted in fiscal 1996 and fiscal 1992.

(6) The items accounted for in this column include the cost to the Company of matching contributions under (a) the Company's Key Employee Deferred Compensation Plan or the Employee Savings Plan (401(k) Plan) and (b) group life insurance premiums. For fiscal 1996, such amounts for each of the named executive officers were, respectively, as follows: Mr. Tansky -- $13,146 and

    $3,720; Mr. Sampson -- $9,351 and $3,503; Mr. Elkin -- $7,538 and $9,632;
    Ms. Mello -- $6,000 and $2,496; and Mr. Feiwus -- $4,844 and $5,182.

(7) Ms. Mello rejoined the Company in May 1994. As a condition of employment, Ms. Mello was guaranteed a minimum bonus of $50,000 for fiscal 1995.

                        OPTION GRANTS IN LAST FISCAL YEAR(1)


     The following table provides information regarding options granted under the Company's 1987 Stock Incentive Plan during the fiscal year ended August 3,
1996 to the executive officers named in the Summary Compensation Table.


                                             INDIVIDUAL GRANTS
                                     ----------------------------------
                                                     % OF                              POTENTIAL REALIZABLE
                                     NUMBER OF      TOTAL                               VALUE AT ASSUMED
                                     SECURITIES    OPTIONS                            ANNUAL RATES OF STOCK
                                     UNDERLYING   GRANTED TO   EXERCISE                PRICE APPRECIATION
                                      OPTIONS     EMPLOYEES    OR BASE                 FOR OPTION TERM(2)
                                      GRANTED     IN FISCAL     PRICE     EXPIRATION  ---------------------
NAME                                  (#)(3)        YEAR       ($/SH)       DATE       5%($)      10%($)
----                                 ----------   ----------   --------   ----------  ------      ---------
R. Tarr(4).........................        --          --            --          --          --         --
B. Tansky(5).......................        --          --            --          --          --         --
G. Sampson.........................    12,000        9.33%      $15.375     9/09/05    $116,031   $294,045
S. Elkin(5)........................        --          --            --          --          --         --
D. Mello(5)........................        --          --            --          --          --         --
B. Feiwus(5).......................    10,000        7.78%      $15.375     9/09/05    $ 96,693   $245,038

---------------
(1) No stock appreciation rights were granted to any named executive officer during fiscal 1996.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(3) All option grants are non-qualified stock options having a term of 10 years and one day. They become exercisable at the rate of 20% on each of the first five anniversary dates of the grant.

(4) None of the executive officers of Harcourt General who are also officers of the Company, including Mr. Tarr, participate in the Company's 1987 Stock Incentive Plan.

(5) Each of Messrs. Tansky, Elkin and Feiwus, and Ms. Mello, received grants of restricted stock in fiscal 1996. For details, see the Summary Compensation Table and Note 5 thereto, above.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


     The following table provides information regarding the number and value of stock options held at August 3, 1996 by the executive officers named in the Summary Compensation Table.


                                                                      NUMBER OF                VALUE OF
                                                                SECURITIES UNDERLYING        UNEXERCISED
                                                                     UNEXERCISED             IN-THE-MONEY
                                                                   OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                  AUGUST 3, 1996(#)       AUGUST 3, 1996(3)
                                                                ---------------------     ------------------
                        SHARES ACQUIRED          VALUE              EXERCISABLE/             EXERCISABLE/
NAME                   ON EXERCISE(#)(1)     REALIZED($)(2)         UNEXERCISABLE          UNEXERCISABLE(3)
----                   -----------------     --------------     ---------------------     ------------------
R. Tarr, Jr.(4)......         --                   --                    --                         --
B. Tansky............         --                   --               46,600/39,900          $629,100/$531,462
G. Sampson...........         --                   --                4,000/18,000          $ 51,500/$221,250
S. Elkin.............         4,649             $ 36,695            46,350/26,000          $570,900/$346,750
D. Mello.............         1,500             $ 18,000             1,500/12,000          $ 19,500/$156,000
B. Feiwus............        16,711             $105,354                 0/24,500          $      0/$312,688

---------------

(1) The number of shares listed in this column for each of the named executive officers represents the surrender of vested options to purchase shares of Common Stock at various exercise prices. The Company paid the executive officers the respective amounts shown in the second column of this table in connection with such surrenders. Those amounts were calculated based on the difference between the closing price of the Common Stock on the New York Stock Exchange on the respective dates on which the options were surrendered and the various option exercise prices.

(2) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on the date of surrender and the option exercise price.

(3) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Common Stock on the New York Stock Exchange at fiscal year end ($27.375) and the option exercise price for those shares. These values have not been realized. The closing price of the Common Stock on the New York Stock Exchange on December 6, 1996 was $34.75.

(4) None of the executive officers of Harcourt General who are also officers of the Company, including Mr. Tarr, participate in the Company's 1987 Stock Incentive Plan.


PENSION PLANS

     The Company maintains a funded, qualified pension plan known as The Neiman Marcus Group, Inc. Retirement Plan (the "Retirement Plan"). Most non-union employees over age 21 who have completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment. The Retirement Plan is a "career-average" plan, under which a participant earns each year a retirement annuity equal to 1% of his or her compensation for the year up to the Social Security wage base and 1.5% of his or her compensation for the year in excess of such wage base. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, non-qualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits and Social Security. Executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a self-adjusting minimum ($100,000 as of August 3, 1996) are eligible to participate. At normal retirement age (age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred. Benefits under the SERP become fully vested after five years of service with the Company.


     The following table shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1996 who elects to receive his or her benefit in the form of a straight life annuity. These benefits include amounts attributable to both the Retirement Plan and the SERP and are in addition to any retirement benefits that might be received from Social Security.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                       UNDER RETIREMENT PLAN AND SERP(1)


  AVERAGE                                               TOTAL YEARS OF SERVICE
PENSIONABLE                            -------------------------------------------------------------
  EARNINGS                                5           10           15           20        25 OR MORE
-----------                            -------     --------     --------     --------     ----------
$300,000.............................  $30,000     $ 60,000     $ 90,000     $120,000      $150,000
 400,000.............................   40,000       80,000      120,000      160,000       200,000
 500,000.............................   50,000      100,000      150,000      200,000       250,000
 600,000.............................   60,000      120,000      180,000      240,000       300,000
 700,000.............................   70,000      140,000      210,000      280,000       350,000
 800,000.............................   80,000      160,000      240,000      320,000       400,000

---------------
(1) The amounts actually payable will be lower than the amounts shown above, since the above amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.



     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of August 3, 1996 and years of service creditable at age 65. Credited service may not exceed 25 years for the purpose of calculating retirement benefits under any of the Company's retirement plans.


                                             PENSIONABLE EARNINGS            YEARS OF SERVICE
                                                FOR YEAR ENDED        -------------------------------
    NAME                                        AUGUST 3, 1996        AT AUGUST 3, 1996     AT AGE 65
    ----                                     --------------------     -----------------     ---------
    R. Tarr, Jr.(1)........................          --                       --                --
    B. Tansky..............................        $650,000                   --(2)             20(2)
    G. Sampson.............................         475,000                   --(3)             20(3)
    S. Elkin...............................         480,000                   18                25
    D. Mello...............................         350,000                   15                15
    B. Feiwus..............................         325,000                   16                25

---------------
(1) Mr. Tarr does not participate in the Company's Retirement Plan or SERP.

(2) Under Mr. Tansky's employment agreement with the Company, for purposes of determining his retirement benefits under the SERP, Mr. Tansky will be credited with 5/3 times his years of service with the Company provided (i) he remains continuously employed by the Company until his 65th birthday or
    (ii) the Company fails to extend his employment beyond January 31, 2000, or the Company and Mr. Tansky fail to agree upon mutually satisfactory terms of continued employment beyond such date; otherwise, Mr. Tansky's accrued service under the SERP will be calculated in the normal manner. Mr. Tansky is 58 years old.

(3) For purposes of determining Mr. Sampson's retirement benefits under the SERP, Mr. Sampson will be credited with 20/13 times his years of service with the Company provided he remains continuously employed by the Company until his 65th birthday; otherwise, Mr. Sampson's accrued service under the SERP will be calculated in the normal manner. Mr. Sampson is 55 years old.


EMPLOYMENT AND SEVERANCE AGREEMENTS

     BURTON TANSKY. The Company and Mr. Tansky have entered into successive employment agreements (effective May 1, 1994 and February 1, 1997) pursuant to which Mr. Tansky is employed as Chairman and Chief Executive Officer of Neiman Marcus Stores through January 31, 2000. In the event Mr. Tansky is terminated without cause within 24 months of a change of control of the Company, or if within 24 months of such a change of control Mr. Tansky resigns because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held prior to the change of control, Mr. Tansky will be entitled to receive his then-current base compensation for 18 months. If the Company terminates Mr. Tansky's employment during the term of the Employment Agreement for any reason other than for cause or other than because of his total disability or death, Mr. Tansky will continue to receive his base compensation and benefits until January 31, 2001 or for 18 months following termination, whichever is greater. If the Company determines not to extend Mr. Tansky's employment beyond January 31, 2000, or if the Company and Mr. Tansky fail to agree upon mutually satisfactory terms of continued employment beyond such date, the Company will pay to Mr. Tansky his then-current base compensation through January 31, 2001, which amount will be reduced by any amounts earned by him from other employment between August 1, 2000 and January 31, 2001, and the Company will credit Mr. Tansky with service pursuant to the SERP as if he had remained employed by the Company until age 65.

     GERALD A. SAMPSON. Pursuant to an agreement between Mr. Sampson and the Company, effective September 1996, Mr. Sampson is entitled to receive severance payments in the event his employment with the Company is terminated in certain situations. If the Company terminates Mr. Sampson's employment other than for cause or other than due to his total disability or death, Mr. Sampson shall have the right to receive an amount equal to his then-current annual base salary, payable in 12 monthly installments. Mr. Sampson will also be entitled to receive such payments if his employment is terminated by a successor to the Company within 24 months of a change of control of the Company without cause or other than due to his total disability or death, or if within 24 months of such a change of control Mr. Sampson resigns because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held prior to the change of control. Beginning six months following the date of a covered termination or resignation, all amounts to be paid under such agreement shall be reduced by the amount Mr. Sampson receives as compensation or severance related to other employment. Mr. Sampson has agreed to provide the Company with three months advance notice of his intent to resign from the Company provided that such resignation does not follow a change of control of the Company.

     STEPHEN C. ELKIN. Pursuant to an agreement between Mr. Elkin and Bergdorf Goodman, effective September 1993, Mr. Elkin is entitled to receive severance payments in the event his employment with Bergdorf Goodman is terminated in certain situations. If the Company terminates Mr. Elkin's employment other than for cause or other than due to his total disability or death, he will receive an amount equal to one and one half times his then-current base salary, which amount will be paid to him in 18 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months following his termination and ending at the end of the 18 month period. Mr. Elkin will also be entitled to receive such payments in the event his employment is terminated without cause within 24 months of a change of control of either Bergdorf Goodman or the Company, or in the event he resigns within 24 months of a change of control because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before the change of control.

     DAWN MELLO. Pursuant to an agreement between Ms. Mello and Bergdorf Goodman, effective May 1994, Ms. Mello is entitled to receive severance payments in the event her employment with Bergdorf Goodman is terminated in certain situations. If the Company terminates Ms. Mello's employment other than for cause or other than due to her total disability or death, Ms. Mello will receive an amount equal to her then-current annual salary, which amount will be paid in 12 monthly installments following such termination but will be reduced by any amounts received by her from other employment during the period beginning six months and ending 12 months following such termination.

     BERNIE FEIWUS. Pursuant to an agreement between Mr. Feiwus and NM Direct, effective October 1995, Mr. Feiwus is entitled to receive severance payments in the event his employment with NM Direct is terminated in certain situations. If the Company terminates Mr. Feiwus' employment without cause within 24 months of a change of control of the Company or of NM Direct, or if within 24 months after such a change of control Mr. Feiwus resigns his employment because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before the change of control, he will receive an amount equal to one and one half times his then-current annual base salary, which amount will be paid in 18 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months and ending 18 months following such termination.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Except as described below, none of the Company's directors, executive officers, nominees for director or security holders known to the Company to own of record or beneficially more than five percent of the Common Stock, nor any member of the immediate family of any such persons, engaged in any transactions with the Company involving amounts in excess of $60,000 since the beginning of the Company's last fiscal year. During fiscal 1996 and through December 6, 1996, Mr. Sampson and Mr. Elkin had outstanding loans under the Company's Key Executive Stock Purchase Loan Plan (the "Loan Plan") in the respective maximum aggregate principal amounts of $227,891 and $94,687. These loans, which were incurred pursuant to the Loan Plan, were used by Messrs. Sampson and Elkin to purchase shares of Common Stock and to discharge certain tax liabilities incurred in connection with the release of restrictions on previous grants of restricted Common Stock. The loans are secured by a pledge of the purchased shares and bear interest at an annual rate of 5%, payable quarterly. Pursuant to the terms of the Loan Plan, each executive officer's loan will become due and payable seven months after his employment with the Company terminates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, Richard A. Smith, Chairman of the Board of Directors of the Company, served on the Boards of Directors of Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company (collectively, "Liberty Mutual"). Gary L. Countryman, who served as a director of the Company and the Chairman of the Company's Compensation Committee until his resignation from those positions on January 19, 1996, is the Chairman and Chief Executive Officer of Liberty Mutual. Mr. Countryman was elected as a director of Harcourt General at its 1996 Annual Meeting of Stockholders. Liberty Mutual underwrites most of the Company's insurance policies. These insurance policies contain terms which, in the judgment of management, are no less favorable than could be obtained from other insurance companies. During fiscal 1996, the Company paid to Liberty Mutual an aggregate of approximately $2.2 million in premiums and administrative fees.
                            ------------------------

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EACH AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, NOR SHALL SUCH SECTIONS OF THIS REPORT BE DEEMED TO BE INCORPORATED INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of Walter J. Salmon (Chairman), Matina S. Horner and Jean Head Sisco. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, the executive officers of the Company who are not also executive officers of Harcourt General. The individuals in this group include Messrs. Tansky, Sampson, Elkin, Feiwus and Ms. Mello, all of whom are named executive officers in the Summary Compensation Table. The compensation of Harcourt General's executive officers, most of whom are also executive officers of the Company, is determined by Harcourt General's Compensation Committee.

     Compensation Policies

     The principal objectives of the Company's executive compensation program are to reward competitively its executive officers in order to attract and retain excellent management and to provide incentives that will most sharply focus the attention of those individuals on the goal of increasing the profitability of the Company and its operating divisions over both the short and long terms.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department, for each component of compensation of the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are:

     Base Salary

          Base salary is determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data is used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons are made to a range of retail companies or to divisions within such companies, with the principal selection criteria for comparisons being similar revenues to the division within the Company. While there are no hard and fast rules which bind the Committee, the Company generally sets its salary and total cash compensation benchmarks (assuming that maximum bonuses are achieved) for executive officers at the 75th percentile of the comparison group of companies in order to compete for and retain the best management talent available. Because the Company competes for executive talent with a broad range of companies, the Committee does not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph.

          The Committee reviews in detail the base salary levels for each of the principal executive officers of the Company. While the Committee uses the benchmarks as a reference point, a particular individual's base salary may vary from the benchmark depending upon his or her salary history, experience, individual performance, contractual obligations of the Company, guidelines established by the Chief Executive Officer with respect to salary increases for the entire Company and the subjective judgment of the Committee.

     Annual Incentive Plan

          The determination of annual bonuses is based principally on the achievement of performance objectives by the operating division for which the executive is responsible and the individual executive's own performance. For some executive officers, a small component of their bonus eligibility depends on the Company's overall performance.

          Shortly after the beginning of each fiscal year, the Compensation Committee considers the recommendations of the Chief Executive Officer for the Company's and each division's performance goals for the current year, the executive officers who should participate in the annual incentive plan for that year, and the maximum bonus values attainable by them. The Committee approves those recommendations with such modifications as it deems appropriate.

          For fiscal 1996, the plan provided for maximum bonuses ranging from 35% to 45% of base salary. Eligibility for the divisional performance component of the bonus was determined based on a weighting of several factors, the most important of which was operating earnings before corporate expenses. Other factors included return on net assets and working capital as a percentage of sales. Similar factors will be used by the Committee in determining bonuses for fiscal 1997. In addition, each of the Company's executive officers prepares and reaches agreement with the Chief Executive Officer on individual performance goals which must be achieved in addition to the performance targets in order for an executive to receive his or her full bonus. Individual performance goals typically include achievement of specific tasks.

          The bonuses actually awarded to the executive officers for fiscal 1996 were determined by an assessment of all of these factors, as well as certain subjective factors.

          Absent extraordinary circumstances, if the financial performance targets are exceeded, bonus awards are not increased over the maximum bonus values established by the Committee. If the performance targets are not met, bonus awards will, in all probability, be reduced at the discretion of the Committee. If the Company and/or the relevant division falls sufficiently short of its performance target, there is a presumption that bonuses would not be paid absent special circumstances. Factors such as the performance of a business unit for which the executive officer is responsible and achievement of individual performance goals are considered in the decision to award a bonus. If corporate and/or division performance targets are met, but an individual falls short of his or her performance goals, the individual's bonus could be reduced or eliminated in the discretion of the Committee.

          The bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executives on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

     Stock Incentives

          The Committee's purpose in awarding equity based incentives, principally in the form of stock options which vest over a five year period and terminate ten years from the date of grant and in the form of restricted stock which vests over a five year period, is to achieve as much as possible an identity of interest between the executives and the long term interest of the stockholders. The principal factors considered in determining which executive officers (including the named executive officers) were awarded equity based compensation in the 1996 fiscal year, and in determining the types and amounts of such awards, were salary levels, equity awards granted to executives at competing retail companies, as well as the performance, experience and level of responsibility of each executive.

     Compensation of the Chief Executive Officer

     Mr. Tarr is also the Chief Executive Officer of Harcourt General, which owns a majority of the outstanding Common Stock of the Company. All of Mr. Tarr's cash and non-cash compensation is paid directly by Harcourt General to Mr. Tarr pursuant to an employment agreement between Mr. Tarr and Harcourt General which was approved by the Harcourt General Compensation Committee and became effective in November 1991. Mr. Tarr receives no compensation directly from the Company. However, pursuant to the Intercompany Services Agreement between the Company and Harcourt General, Harcourt General provides certain management and other corporate services to the Company, including Mr. Tarr's services as Chief Executive Officer. During fiscal 1996, the Company paid or accrued approximately $6.9 million to Harcourt General for all of its services under the Intercompany Services Agreement, of which approximately $2.3 million was attributable to Mr. Tarr's services. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company under the Intercompany Services Agreement, neither this Committee nor the Special Review Committee plays any role in determining the compensation that Mr. Tarr, or any other executive officer of Harcourt General, receives from Harcourt General.

     Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year which is not "performance based" paid to each of the executive officers named in the Summary Compensation Table. The Committee and the Board of Directors recently approved The Neiman Marcus Group 1997 Incentive Plan, subject to approval by the stockholders of the Company at the 1997 Annual Meeting (see "Proposal to Approve the Company's 1997 Incentive Plan"). If this Plan is approved by the stockholders, it will allow the Committee to continue to award stock incentives and cash bonuses based on objective criteria and consistent with past practice. The stock incentives and cash bonuses awarded under the Plan will be characterized as "performance based" compensation and therefore will be fully deductible by the Company.

     The Committee will continue to monitor the requirements of the Code and to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.

                                          COMPENSATION COMMITTEE

                                          Walter J. Salmon, Chairman
                                          Matina S. Horner
                                          Jean Head Sisco

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return during the five fiscal years ended August 3, 1996 of (i) the Standard & Poor's 500 Index and
(ii) a peer group index consisting of Tiffany & Co. and Nordstrom, Inc. The graph assumes a $100 investment in the Company's Common Stock and in each index company at August 3, 1991, and that all dividends were reinvested. The common stocks of the companies in the peer group index have been weighted annually to reflect relative stock market capitalization. The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

                            STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          THE NEIMAN MARCUS GROUP, INC., S&P 500 INDEX, AND PEER INDEX


                                   [GRAPH]

                                03-Aug-91  01-Aug-92  31-Jul-93   30-Jul-94  29-Jul-95  03-Aug-96
The Neiman Marcus Group, Inc.    $100.00     $83.67     $91.04      $96.97     $98.47     $172.13
S&P 500 Index                    $100.00    $113.54    $123.20     $129.03    $161.79     $194.77
Peer Index                       $100.00     $62.36     $61.48      $94.49     $89.93     $101.62

           2.  PROPOSAL TO APPROVE THE COMPANY'S 1997 INCENTIVE PLAN

     The Board of Directors has adopted, subject to stockholder approval, The Neiman Marcus Group, Inc. 1997 Incentive Plan (the "1997 Incentive Plan"). The Board of Directors believes that approval of the 1997 Incentive Plan will advance the interests of the Company by providing eligible participants the opportunity to receive a broad variety of equity-based and cash incentives ("Awards"). A total of 2,500,000 shares of Common Stock have been reserved for issuance under the 1997 Incentive Plan, subject to adjustment as provided in the 1997 Incentive Plan. If the 1997 Incentive Plan is approved by the stockholders, the Company will not grant any new awards under the 1987 Stock Incentive Plan.

SUMMARY OF THE 1997 INCENTIVE PLAN

     The following summary description of the 1997 Incentive Plan is qualified in its entirety by reference to the full text of the 1997 Incentive Plan attached to this proxy statement as Exhibit A.

     Deductibility of Performance Awards. If the 1997 Incentive Plan is approved by the stockholders, certain payments to executive officers under the 1997 Incentive Plan will be eligible for treatment as "performance based" compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). As described in the Compensation Committee Report on Executive Compensation set forth in this proxy statement, Section 162(m) generally limits to $1 million the annual corporate income tax deduction for compensation paid to the chief executive officer or any of the four other highest paid executive officers of a publicly-held corporation which is not "performance based" compensation. The 1997 Incentive Plan is intended to comply with Section 162(m) by allowing Awards granted under the 1997 Incentive Plan to qualify as performance-based compensation. Under current regulations, in those cases where an Award under the 1997 Incentive Plan would qualify for the Section 162(m) performance-based exception by reason of being conditioned upon one or more of the specific performance criteria described below (see "Performance Criteria"), continued availability of the exception will depend upon reapproval by stockholders of the material terms of the performance criteria not later than by the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved such terms.

     Administration. The 1997 Incentive Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised solely of persons who qualify both as "outside directors" (within the meaning of Section 162(m)) and "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934). Subject to the terms of the 1997 Incentive Plan, the Committee has authority to interpret the 1997 Incentive Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; and otherwise do all things necessary to carry out the purposes of the 1997 Incentive Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Committee shall exercise its discretion consistent with qualifying the Award for such exception.

     Eligibility and Participation. In general, the Committee will select participants in the 1997 Incentive Plan from among key employees of the Company and its affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its affiliates. The Committee also has discretion to include as participants in the 1997 Incentive Plan members of the Company's Board of Directors and other persons who provide services to the Company or its affiliates. The maximum number of shares for which stock options may be granted to any person, the maximum number of shares subject to stock appreciation rights granted to any person, and the aggregate maximum number of shares of Common Stock which may delivered to any person pursuant to Awards that are not stock options or stock appreciation rights are each limited to 1 million over the life of the 1997 Incentive Plan. In addition, no more than $2 million may be paid to any individual with respect to any annual cash performance-based bonuses, and no more than $2 million in cash performance-based bonuses may be paid to any individual with respect to multi-year performance periods ending in the same year. No Award may be granted under the 1997 Incentive Plan after September 1, 2006, but Awards previously granted may extend beyond such date.

     Types of Awards. The Committee, in its discretion, may award (i) options to purchase Common Stock, (ii) stock appreciation rights, (iii) restricted or unrestricted Common Stock, (iv) promises to deliver stock or other securities in the future, (v) convertible securities, (vi) cash bonuses, and (vii) cash bonuses or loans to help defray the costs of the foregoing awards.

     Performance Criteria. Awards under the 1997 Incentive Plan may be conditioned upon satisfaction of specified performance criteria. In the case of any such Award that is intended to qualify for exemption from the deduction limitation rules of Section 162(m) (an "Exempt Award"), the criteria used in connection with the Award shall be one or any combination of the following: earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis); return on equity; return on assets; revenues; sales; expenses; one or more operating ratios; stock price; stockholder return; market share; cash flow; inventory levels or inventory turn; capital expenditures; net borrowing, debt leverage levels or credit quality; or the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions. In the case of an Exempt Award, the Committee will preestablish the particular performance goals in writing no later than 90 days after the commencement of the period of service to which the performance relates (or earlier if so required under applicable regulations) and will certify prior to payment whether the performance goal or goals have been attained. If the performance goal with respect to an Exempt Award is not attained, no other Award shall be provided in substitution. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

     Rules Applicable to Awards. The Company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, Common Stock (subject to the limitation on the maximum number of shares available with respect to Awards) or other property on such terms as the Committee determines, provided the holder of the Award consents to such exchange. Except as the Committee otherwise expressly provides, Awards (other than an Award in the form of an outright transfer of cash or unrestricted Common Stock) may not be transferred other than by will or by the laws of descent and distribution and, during the lifetime of a participant, an Award requiring exercise may be exercised only by the participant. The Committee may determine the time or times at which an Award will vest or become exercisable. Unless the Committee expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the participant's employment or other service relationship with the Company and its affiliates. The Committee may provide that upon the exercise of an Award the participant will automatically receive a new Award of like kind covering a number of shares determined by reference to the number of shares tendered to the Company upon exercise of the first Award.

     Stock Options. Each stock option (except as otherwise expressly provided by the Committee consistent with continued qualification of the stock option as an Exempt Award, or unless the Committee expressly determines that such stock option is not subject to Section 162(m) or that the stock option is not intended to qualify as an Exempt Award), will have an exercise price not less than the fair market value of the Common Stock subject to the stock option, determined as of the date of grant, except that a stock option intended to be an "incentive stock option" ("ISO") within the meaning of
Section 422 of the Internal Revenue Code granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company will have an exercise price equal to at least 110% of such fair market value and will not be exercisable after the expiration of five years from the date such option is granted. Because the value of stock option and stock appreciation rights Awards depends upon the price of the Company's Common Stock, such Awards generally will be Exempt Awards without the need for the Committee to specify any other performance criteria. Options awarded under the 1997 Incentive Plan will not be ISOs except as expressly provided otherwise.

     Effect of Certain Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company, all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to performance conditions not yet satisfied or determined) will be forfeited, as of the effective time of such transaction. Prior to such time the Committee may (but need not) accelerate the vesting or exercisability of any Award or provide for substitute or replacement awards.

     Equitable Adjustment. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 1997 Incentive Plan, to the maximum share limits under the 1997 Incentive Plan, to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, to any exercise prices relating to Awards, and to any other provision of Awards affected by such change. The Committee also may make such adjustments to take into account other distributions or events, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the 1997 Incentive Plan and to preserve the value of Awards; provided, that no such adjustment shall be made to the maximum share limits, or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception.

     Amendment. Subject to the Committee's right to exercise its discretion consistent with qualifying Awards for exception under Section 162(m), the Committee may at any time or times amend the 1997 Incentive Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the 1997 Incentive Plan as to any further grants of Awards, provided that no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the 1997 Incentive Plan to continue to qualify under
Section 422 of the Internal Revenue Code or for Awards to be eligible for the performance-based exception under Section 162(m).

     Other Compensation. The existence of the 1997 Incentive Plan and the grant of Awards will not affect the Company's right to pay other bonuses or compensation, except as provided under the 1997 Incentive Plan.

PRICE OF COMMON STOCK

     The closing price of the Common Stock on the New York Stock Exchange on December 6, 1996 was $34.75.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences of the issuance and exercise of stock options awarded under the 1997 Incentive Plan and is based on the law as in effect on November 1, 1996. The summary does not address all federal tax consequences, nor does it cover state, local or non-U.S. tax consequences.

     In general, a participant realizes no taxable income on either the grant or the vesting of a stock option. The exercise of a nonstatutory, or nonqualified, option (i.e., an option that does not qualify as an ISO) results in ordinary income (generally subject to withholding, if the participant is an employee) equal to the difference (the "Option Spread") between the value of the Common Stock purchased and the option exercise price. A corresponding deduction is available to the Company. In general, the ordinary income associated with the exercise is measured and taken into account at the time of exercise. Any subsequent sale of Common Stock purchased under a nonstatutory option may result in a capital gain or loss.

     The exercise of an ISO does not produce ordinary taxable income. However, because the Option Spread constitutes "alternative minimum taxable income" (measured and taken into account, in general, at the time of exercise), exercise of an ISO may result in an alternative minimum tax liability. In addition, shares purchased under an ISO ("ISO Shares") are subject to special tax holding rules. If a participant holds on to ISO Shares for at least two years from the date of the ISO grant and at least one year after exercise, any gain or loss recognized for tax purposes upon a subsequent sale of the shares will be a long-term capital gain or loss. However, a disposition of ISO Shares by the participant within either of these special holding periods (a so-called "disqualifying disposition") results in ordinary compensation income in the year of the disposition equal, in general, to the Option Spread at the time the option was exercised. The ordinary income realized upon a disqualifying disposition of ISO Shares is deductible to the Company but is not subject to withholding. Any additional gain recognized for tax purposes in a disqualifying disposition will be taxed as short-term or long-term capital gain.

     An ISO that is exercised by the participant more than three months following termination of employment (one year, if termination occurred by reason of total and permanent disability) is treated for tax purposes as a nonstatutory option. ISOs granted to a participant under the 1997 Incentive Plan (together with ISOs granted to the participant after 1986 under any other plans of the Company and certain affiliates) are also treated as nonstatutory options to the extent that, in the aggregate, they first become exercisable in any calendar year for shares of Common Stock having a fair market value (determined at time of grant) in excess of $100,000.

     Under the so-called "golden parachute" provisions of the Code, certain Awards vested or paid in connection with a change of control of the Company may also be non-deductible to the Company and may be subject to an additional 20% federal excise tax. Non-deductible "parachute payments" will in general reduce the $1 million limit on deductible compensation under Section 162(m) of the Code, to the extent such limit is applicable to remuneration paid under the 1997 Incentive Plan or otherwise.

VOTING REQUIREMENTS

     Approval of the 1997 Incentive Plan requires a favorable vote of a majority of the votes cast at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect. HARCOURT GENERAL WILL BE VOTING ITS COMMON STOCK, REPRESENTING APPROXIMATELY 53.0% OF THE VOTING POWER OF THE COMPANY, FOR THIS PROPOSAL.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1997 INCENTIVE PLAN.

            3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending August 2, 1997.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid, or accrued, approximately $575,000 on account of professional services rendered by Deloitte & Touche LLP for the fiscal year ended August 3, 1996. Deloitte & Touche LLP also serves as the independent auditors for Harcourt General.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the votes cast at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect. HARCOURT GENERAL WILL BE VOTING ITS COMMON STOCK, REPRESENTING APPROXIMATELY 53.0% OF THE VOTING POWER OF THE COMPANY, FOR THE SELECTION OF DELOITTE & TOUCHE LLP.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 2, 1997.

                            4.  STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, the record owner of 150 shares of the Company's Common Stock, has submitted for consideration at the Annual Meeting the proposal set forth below. Following the proposal is the stockholder's statement in support thereof, in the form received by the Company, and the statement of the Company's Board of Directors in opposition thereto.

     "RESOLVED: That the shareholders recommend that the Board take the necessary step that Neiman Marcus specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     "REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized."

     "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation."

     "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

     "If you AGREE, please mark your proxy FOR this proposal."

  Statement of the Board of Directors in Opposition

     The Company provides extensive disclosure on compensation of its executive officers in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") that apply to all public companies. The proposal attempts to impose disclosure obligations beyond what is required by the Commission and beyond what is reported by most public companies. The Commission's compensation disclosure rules were significantly revised in 1992 after comprehensive review and comment from numerous reporting companies, investors and other interested persons. The Company makes the full disclosure required by these rules. The Board of Directors believes that the existing disclosure provides stockholders with a clear overview of the compensation structure for executive officers and provides an adequate basis for stockholders to evaluate the Company's use of resources for compensation.

     Approval of the stockholder proposal requires a favorable vote of a majority of the votes cast at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect. HARCOURT GENERAL WILL BE VOTING ITS COMMON STOCK, REPRESENTING APPROXIMATELY 53.0% OF THE VOTING POWER OF THE COMPANY, AGAINST THIS STOCKHOLDER PROPOSAL.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                               5.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                           DEADLINE FOR SUBMISSION OF
                   1998 STOCKHOLDER PROPOSALS AND NOMINATIONS

     In order for stockholder proposals to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in 1998, they must be received by the Company at its principal executive offices by August 12, 1997. Any nominations for the Board of Directors must be received no later than October 20, 1997. See "Meetings and Committees of the Board of Directors and its Committees -- Nominating Committee."


                                            By Order of the Board of Directors



                                                      ERIC P. GELLER
                                                        Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       EXHIBIT A

                         THE NEIMAN MARCUS GROUP, INC.

                              1997 INCENTIVE PLAN

1.  DEFINED TERMS

     Appendix A, which is incorporated by reference, defines the terms used in the Plan.

2.  IN GENERAL

     The Plan has been established to advance the interests of the Company by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates equity-based or cash incentives through the grant of Awards. No Award may be granted under the Plan after September 1, 2006, but Awards previously granted may extend beyond that date.

3.  ADMINISTRATION

     The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so. In the case of any Award intended to be eligible for the performance-based compensation exception under
Section 162(m)(4)(C) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award for such exception.

4.  SHARES SUBJECT TO THE PLAN

     A. A total of 2,500,000 shares of Stock have been reserved for issuance under the Plan. The following shares of Stock will also be available for future grants:

        (i) shares remaining under an Award that terminates without having been exercised in full (in the case of an Award requiring exercise by a Participant for delivery of Stock);

        (ii) shares subject to an Award, where cash is delivered to a Participant in lieu of such shares;

        (iii) shares of Restricted Stock that are forfeited to the Company;

        (iv) shares of Stock tendered by a Participant as payment upon exercise of an Award; and

        (v) shares of Stock held back by the Administrator, or tendered by a Participant, in satisfaction of tax withholding requirements.

Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

     B. The maximum number of shares for which Stock Options may be granted to any person over the life of the Plan shall be 1,000,000. The maximum number of shares subject to SARs granted to any person over the life of the Plan shall likewise be 1,000,000. For purposes of the preceding two sentences, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m) of the Code. The aggregate maximum number of shares of Stock delivered to any person over the life of the Plan pursuant to Awards that are not Stock Options or SARs shall also be 1,000,000. Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares then available for Awards under the Plan.

5.  ELIGIBILITY AND PARTICIPATION

     The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6.  RULES APPLICABLE TO AWARDS

     a.  ALL AWARDS

        (1) PERFORMANCE OBJECTIVES. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

        (2) ALTERNATIVE SETTLEMENT. The Company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

        (3) TRANSFERABILITY OF AWARDS. Except as the Administrator otherwise expressly provides, Awards (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may not be transferred other than by will or by the laws of descent and distribution and, during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

        (4) VESTING, ETC. The Administrator may determine the time or times at which an Award will vest (i.e., become free of restrictions) or become exercisable. Unless the Administrator expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the Participant's employment or other service relationship with the Company and its Affiliates.

        (5) TAXES. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares from an Award or permit a Participant to tender previously owned shares in satisfaction of tax withholding requirements.

        (6) DIVIDEND EQUIVALENTS, ETC. The Administrator may provide for the payment of amounts in lieu of dividends or other distributions with respect to Stock subject to an Award.

        (7) RIGHTS LIMITED. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, nor any rights as a shareholder except as to shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

        (8) SECTION 162(m). In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m)(4)(C) of the Code, the Plan and such Award shall be construed in a manner consistent with qualifying the Award for such exception.

  b.  AWARDS REQUIRING EXERCISE

        (1) TIME AND MANNER OF EXERCISE. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

        (2) PAYMENT OF EXERCISE PRICE, IF ANY. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment either at or after the time of the Award, subject to the following: (a) unless the Administrator expressly provides otherwise, all payments will be by cash or check acceptable to the Administrator; and (b) where shares issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

        (3) RELOAD AWARDS. The Administrator may provide that upon the exercise of an Award through the tender of previously owned shares of Stock, the Participant or other person exercising the Award will automatically receive a new Award of like kind covering a number of shares determined by reference to the number of shares tendered in payment of the exercise price of the first Award.

  c.  AWARDS NOT REQUIRING EXERCISE

     Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the awarded shares, or (ii) cash or other property having a value not less than the par value of the awarded shares plus such additional amounts (if any) as the Administrator may determine payable in such combination of cash, other property (of any kind) or services as the Administrator may determine.

7.  EFFECT OF CERTAIN TRANSACTIONS

     a.  MERGERS, ETC.

     In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to performance conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction. Prior to such time the Administrator may (but need not) accelerate the vesting or exercisability of any Award or provide for substitute or replacement awards from the acquiring entity (if any).

     b.  CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

        (1) BASIC ANTIDILUTION PROVISIONS. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under
Section 4.a. and to the maximum share limits described in Section 4.b., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

        (2) CERTAIN OTHER ADJUSTMENTS. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than stock dividends or normal cash dividends, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 4.b., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m)(4)(C) of the Code, except to the extent consistent with that exception.

8.  CONDITIONS ON DELIVERY OF STOCK

     The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares previously delivered under the Plan until: the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9.  AMENDMENT AND TERMINATION

     Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code or for Awards to be eligible for the performance-based exception under
Section 162(m)(4)(C) of the Code.

10.  NON-LIMITATION OF THE COMPANY'S RIGHTS

     The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.  GOVERNING LAW

     The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

                                   APPENDIX A

                              DEFINITION OF TERMS

     The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

     "ADMINISTRATOR": The Committee, if one has been appointed; otherwise the Board.

     "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

     "AWARD":  Any of the following:

          (i) Options ("Stock Options") entitling the recipient to acquire shares of Stock upon payment of the exercise price. Each Stock Option (except as otherwise expressly provided by the Committee consistent with continued qualification of the Stock Option as a performance-based award for purposes of Section 162(m) of the Code, or unless the Committee expressly determines that such Stock Option is not subject to Section 162(m) of the Code or that the Stock Option is not intended to qualify for the performance-based exception under Section 162(m) of the Code), will have an exercise price not less than the fair market value of the Stock subject to the option, determined as of the date of grant, except that an ISO granted to an Employee described in Section 422(b)(6) of the Code will have an exercise price not less than 110% of such fair market value. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the option, the time or times at which an option will become exercisable, provisions for continuation (if any) of option rights following termination of the Participant's employment with the Company and its Affiliates, and all other terms of the Option. No Stock Option awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

          (ii) Rights ("SARs") entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

          (iii) Stock subject to restrictions ("Restricted Stock") under the Plan requiring that the Stock be redelivered to the Company if specified conditions are not satisfied. The conditions to be satisfied in connection with any Award of Restricted Stock, the terms on which such Stock must be redelivered to the Company, the purchase price of such Stock, and all other terms shall be determined by the Administrator.

          (iv) Stock not subject to any restrictions under the Plan ("Unrestricted Stock").

          (v) A promise to deliver Stock or other securities in the future on such terms and conditions as the Administrator determines.

          (vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

          (vii)  Cash bonuses tied to performance criteria as described at
     (viii) below ("Cash Performance Awards").

          (viii) Awards described in any of (i) through (vii) above where the right to exercisability, vesting or full enjoyment of the Award is conditioned in whole or in part on the satisfaction of specified performance criteria ("Performance Awards"). The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code and Performance Awards that are not intended so to qualify. No more than $2,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence:
     (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one $2,000,000 limit, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of $2,000,000. With respect to any Performance Award other than a Cash Performance Award, Stock Option or SAR, the maximum award opportunity shall be 1,000,000 shares or their equivalent value in cash, subject to the limitations of Section 4.b. For the avoidance of doubt, any Performance Award of a type described in (i) through (vi) above shall be treated for purposes of this paragraph as a Performance Award that is not a Cash Performance Award, even if payment is made in cash.

          In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m) of the Code, the Committee shall in writing preestablish a specific performance goal (based solely on one or more qualified performance criteria) no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the award as performance-based under Code Section 162(m)(4)(C)). For purposes of the Plan, a qualified performance criterion is any of the following: (1) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (2) return on equity, (3) return on assets,
     (4) revenues, (5) sales, (6) expenses, (7) one or more operating ratios,
     (8) stock price, (9) stockholder return, (10) market share, (11) cash flow,
     (12) inventory levels or inventory turn, (13) capital expenditures, (14) net borrowing, debt leverage levels or credit quality, (15) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions or (16) any combination of the foregoing. The performance goals selected in any case need not be applicable across the Company, but may be particular to an individual's function or business unit. Prior to payment of any Performance Award intended to qualify as performance-based under Section 162(m)(4)(C) of the Code, the Committee shall certify whether the performance goal has been attained and such determination shall be final and conclusive. If the performance goal is not attained, no other Award shall be provided in substitution of the Performance Award.

          (ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant. The terms of any such grant or loan shall be determined by the Administrator.

Awards may be combined in the Administrator's discretion.

     "BOARD":  The Board of Directors of the Company.

     "CODE": The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect.

     "COMMITTEE": A committee of the Board comprised solely of two or more outside directors within the meaning of Section 162(m) of the Code. The Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

     "COMPANY":  The Neiman Marcus Group, Inc.

     "EMPLOYEE":  Any person who is employed by the Company or an Affiliate.

     "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

     "PARTICIPANT": An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

     "PLAN": The Neiman Marcus Group, Inc. 1997 Incentive Plan as from time to time amended and in effect.

     "STOCK":  Common Stock of the Company, par value $.01 per share.

   COMMON STOCK                                                     COMMON STOCK

                        THE NEIMAN MARCUS GROUP, INC.
P              ANNUAL MEETING OF STOCKHOLDERS, JANUARY 17, 1997
R
O       Richard A. Smith, Robert J. Tarr, Jr. and Eric P. Geller, and each of
X  them (a majority of those present and acting to have all the powers
Y hereunder), with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Friday, January 17, 1997, at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated December 10, 1996, and a copy of the Annual Report for the year ended August 3, 1996.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH BELOW, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.


                        ELECTION OF CLASS III DIRECTORS

                        NOMINEES: JEAN HEAD SISCO, VINCENT M. O'REILLY

                        (SEE REVERSE SIDE TO CAST VOTE)              -----------
                                                                     SEE REVERSE
                CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE             SIDE
                                                                     -----------

      Please mark
  [X] votes as in
      this example.

                                         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


-------------------------------------------------------------------------------  --------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.                         THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------               RECOMMENDS A VOTE AGAINST
                                  2. Approval of the Company's 1997 Incentive                        PROPOSAL 4.
                                     Plan.                                       --------------------------------------------------
                                                         FOR  AGAINST  ABSTAIN                                FOR  AGAINST  ABSTAIN
                   FOR  WITHHELD                         [ ]    [ ]      [ ]     4. Approval of stockholder   [ ]    [ ]      [ ]
1. Election of     [ ]    [ ]     3. Approval of the appointment of Deloitte &      proposal concerning
   Directors (See                    Touche LLP as independent auditors of the      compensation disclosure.
   reverse).                         Company for the current fiscal year.
                                                         FOR  AGAINST  ABSTAIN
                                                         [ ]    [ ]      [ ]
[ ]
---------------------------------------
For all nominees except as noted above
--------------------------------------------------------------------------------
                                                                                MARK HERE                           MARK HERE
                                                                               FOR ADDRESS  [ ]                    IF YOU PLAN  [ ]
                                                                                CHANGE AND                          TO ATTEND
                                                                               NOTE AT LEFT                        THE MEETING

                                                                             FOR joint accounts, each owner should sign. Executors,
                                                                             Administrators,Trustees, etc., should give full title.

Signature: _______________________________ Date: _________________ Signature: _______________________________ Date: ________________

                       CONFIDENTIAL VOTING INSTRUCTIONS
                 TO: WACHOVIA BANK OF NORTH CAROLINA, N.A.
                               AS TRUSTEE UNDER
                        THE NEIMAN MARCUS GROUP, INC.
P                        SAVINGS AND INVESTMENT PLAN
R           WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
O             THE NEIMAN MARCUS GROUP, INC. -- JANUARY 17, 1997
X
Y       I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of The Neiman Marcus Group, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Friday, January 17, 1997 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any instruction previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated December 10, 1996, and a copy of the Annual Report for the year ended August 3, 1996.

        THE SHARES REPRESENTED BY THIS INSTRUCTION CARD WILL BE VOTED BY THE TRUSTEE AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH BELOW, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4. IF THIS INSTRUCTION CARD IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE INSTRUCTION CARD WILL BE SO VOTED.

                        ELECTION OF CLASS III DIRECTORS

                        NOMINEES: JEAN HEAD SISCO, VINCENT M. O'REILLY

                        (SEE REVERSE SIDE TO CAST VOTE)              -----------
                                                                     SEE REVERSE
                CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE             SIDE
                                                                     -----------




      Please mark
  [X] votes as in
      this example.


                                      THIS INSTRUCTION CARD IS SOLICITED BY THE PLAN TRUSTEE

---------------------------------------------------------------------------------- -------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
----------------------------------------------------------------------------------              THE BOARD OF DIRECTORS
                                                             FOR  AGAINST  ABSTAIN             RECOMMENDS A VOTE AGAINST
                                        2. Approval of the   [ ]    [ ]      [ ]                      PROPOSAL 4.
                                           Company's 1997
                                           Incentive Plan.                         -------------------------------------------------
                                                                                                            FOR  AGAINST  ABSTAIN
                   FOR  WITHHELD                                                   4. Approval of stock-    [ ]    [ ]      [ ]
1. Election of     [ ]    [ ]           3. Approval of the   [ ]    [ ]      [ ]      holder proposal con-
   Directors (See                          appointment of                             cerning compensation
   reverse).                               Deloitte & Touche                          disclosure.
                                           LLP as independent
                                           auditors of the
                                           Company for the
[ ]                                        current fiscal year.
---------------------------------------
For all nominees except as noted above
----------------------------------------------------------------------------------

                                                                               MARK HERE                        MARK HERE
                                                                              FOR ADDRESS  [ ]                 IF YOU PLAN  [ ]
                                                                               CHANGE AND                       TO ATTEND
                                                                              NOTE AT LEFT                     THE MEETING


                                                                        FOR joint accounts, each owner should sign. Executors,
                                                                        Administrators, Trustees, etc., should give full title.


Signature: ______________________________ Date: _______________ Signature: ______________________________ Date: _______________

                       CONFIDENTIAL VOTING INSTRUCTIONS
                TO: BANKERS TRUST COMPANY OF CALIFORNIA, N.A.
                               AS TRUSTEE UNDER
                             BROADWAY STORES, INC.
P                     401(k) SAVINGS AND INVESTMENT PLAN
R           WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
O             THE NEIMAN MARCUS GROUP, INC. -- JANUARY 17, 1997
X
Y       I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of The Neiman Marcus Group, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Friday, January 17, 1997 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any instruction previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated December 10, 1996, and a copy of the Annual Report for the year ended August 3, 1996.

        THE SHARES REPRESENTED BY THIS INSTRUCTION CARD WILL BE VOTED BY THE TRUSTEE AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE NEIMAN MARCUS GROUP, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH BELOW, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4. IF THIS INSTRUCTION CARD IS SIGNED
  AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE INSTRUCTION CARD WILL BE SO VOTED.

                        ELECTION OF CLASS III DIRECTORS

                        NOMINEES: JEAN HEAD SISCO, VINCENT M. O'REILLY

                        (SEE REVERSE SIDE TO CAST VOTE)              -----------
                                                                     SEE REVERSE
                CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE             SIDE
                                                                     -----------



      Please mark
  [X] votes as in
      this example.


                                      THIS INSTRUCTION CARD IS SOLICITED BY THE PLAN TRUSTEE

---------------------------------------------------------------------------------- -------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
----------------------------------------------------------------------------------              THE BOARD OF DIRECTORS
                                                             FOR  AGAINST  ABSTAIN             RECOMMENDS A VOTE AGAINST
                                        2. Approval of the   [ ]    [ ]      [ ]                      PROPOSAL 4.
                                           Company's 1997
                                           Incentive Plan.                         -------------------------------------------------
                                                                                                            FOR  AGAINST  ABSTAIN
                   FOR  WITHHELD                                                   4. Approval of stock-    [ ]    [ ]      [ ]
1. Election of     [ ]    [ ]           3. Approval of the   [ ]    [ ]      [ ]      holder proposal con-
   Directors (See                          appointment of                             cerning compensation
   reverse).                               Deloitte & Touche                          disclosure.
                                           LLP as independent
                                           auditors of the
                                           Company for the
[ ]                                        current fiscal year.
---------------------------------------
For all nominees except as noted above
----------------------------------------------------------------------------------

                                                                               MARK HERE                        MARK HERE
                                                                              FOR ADDRESS  [ ]                 IF YOU PLAN  [ ]
                                                                               CHANGE AND                       TO ATTEND
                                                                              NOTE AT LEFT                     THE MEETING


                                                                        FOR joint accounts, each owner should sign. Executors,
                                                                        Administrators, Trustees, etc., should give full title.


Signature: ______________________________ Date: _______________ Signature: ______________________________ Date: _______________

                                                                      WACHOVIA
______________________________________________________________________________

Wachovia Corporate Services, Inc.
Trust Services Division
301 North Main Street
Winston-Salem, North Carolina 27150-3099


   TO:      Participants in The Neiman Marcus Group, Inc.

   FROM:    Wachovia Bank of North Carolina, N.A.
               Trustee of the Savings and Investment Plan

   DATE:    December 10, 1996



        As a participant in The Neiman Marcus Group, Inc. Savings and
Investment Plan, which owns shares of The Neiman Marcus Group, Inc., you are entitled to instruct the Trustee on how to vote the shares of The Neiman Marcus Group, Inc. Common Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held on Friday, January 17, 1997.

        A proxy statement, voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it promptly in the return envelope to exercise your right to direct the Trustee with respect to shares of The Neiman Marcus Group, Inc. allocated to your account.


        If you own shares of The Neiman Marcus Group, Inc. outside of the Savings and Investment Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of The Neiman Marcus Group, Inc.



Enclosures

                         [LOGO] BANKERS TRUST COMPANY
                             OF CALIFORNIA, N. A.

            300 SOUTH GRAND AVENUE, LOS ANGELES, CALIFORNIA 90071

                                                  MAILING ADDRESS:
                                                  BUNKER HILL FINANCE STATION
                                                  P.O. BOX 712039
                                                  LOS ANGELES, CALIFORNIA 90071

December 10, 1996



TO:       Participants in the Broadway Stores, Inc. 401(k) Savings and
          Investment Plan

FROM:     Bankers Trust Company
          Trustee of the 401(k) Savings and Investment Plan


As a participant in the Broadway Stores, Inc. 401(k) Savings and Investment Plan (formerly known as the Carter Hawley Hale Stores, Inc. Savings and Investment Plan), which owns shares of The Neiman Marcus Group, Inc., you are entitled to instruct the Trustee on how to vote the shares of The Neiman Marcus Group, Inc. in your account, on the matters scheduled to come before the Annual Meeting of Stockholders of The Neiman Marcus Group, Inc. to be held on Friday, January 17, 1997.

A proxy statement, voting instruction card and return envelope are enclosed. If you wish to exercise your right to vote, please complete, date and sign the voting instruction card and mail promptly in the return envelope.

If you own shares of The Neiman Marcus Group, Inc. outside of the 401(k) Savings and Investment Plan, you will receive similar materials for those shares in the separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of The Neiman Marcus Group, Inc.




Enclosures